PRACTUS

March 25, 2020

Capital Management Investment Trust
140 Broadway
New York, New York 10005

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Wellington Shields All-Cap Fund, a series of the Capital Management Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 49 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-85242), and Amendment No. 50 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08822), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively John H. Lively

JOHN H. LIVELY I MANAGING PARTNER 11300 Tomahawk Creek Pkwy I Ste. 310 I Leawood, KS 66211 I p: 913.660.0778 I c: 913.523.6112 Practus, LLP I John.Lively@Practus.com I Practus.com